                                                                        Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 132 to Registration Statement No. 2-17613 on Form N-1A of Ivy Funds of our reports dated

November 16, 2004 and May 18, 2004 appearing in the Semi-Annual and Annual Reports to Shareholders of Cash Reserves, one of the funds comprising Ivy Funds, for the six-month period ended September 30, 2004 and fiscal year ended March 31, 2004, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 27, 2005